5310 Maryland Way
Brentwood, TN 37027
United States Of America

April 16, 2018

Via Hand Delivery

Ms. Nicole Strain

Dear Nicole:

On behalf of Kirkland’s Inc. (the “Company”), this letter agreement addresses your continuing role with the Company following the resignation of Mike Madden. We appreciate your willingness to serve the Company.

As you know, the Company is in the process of conducting a search for a new Chief Executive Officer. If you remain employed by the Company for 90 days following the start date of the new permanent Chief Executive Officer (“90-Day Period”), you will be paid a bonus of $25,000 promptly thereafter (“Retention Bonus”) Further, if you are terminated without cause (as defined below) or if you quit for good reason (as defined below) during the time period from now until the end of such 90-Day Period, you shall be entitled to receive, promptly after such separation of service, the Retention Bonus.

As used above the term “cause” shall mean the occurrence of any of the following, as determined in good faith by the Company: (i) alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription) by you; (ii) illegal conduct or gross misconduct by you which is materially and demonstrably injurious to the Company, without limitation, fraud, embezzlement, theft or proven dishonesty; (iii) your conviction of a misdemeanor involving moral turpitude or a felony; (iv) your entry of a guilty or nolo contendere plea to a misdemeanor involving moral turpitude or a felony, (v) your material breach of any agreement with, or duty owed to, the Company or its affiliates, or (vi) your failure, refusal or inability to perform, in any material respect, your duties to the Company or its Affiliates, which failure continues for more than fifteen (15) days after written notice thereof from the Company.

The term “good reason” shall mean the occurrence of any of the following: (i) the assignment of any duties inconsistent with your position, authority, duties or responsibilities, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities; (ii) a reduction by the Company in your annual salary, provided that if the salaries of substantially all of the Company’s senior executive officers (including the Company’s President and CEO) are contemporaneously and proportionately reduced, a reduction in your salary will not constitute “Good Reason” hereunder; (iii) the failure by the Company, without your consent, to pay to you any portion of your current compensation, except pursuant to a compensation deferral elected by you, other than an isolated and inadvertent failure which is remedied by the Company promptly after receipt of notice from you; (iv) the relocation of the Company’s principal executive offices to a location more than 35 miles from the current location of such offices, or the Company’s requiring you to be based anywhere other than the Company’s principal executive offices, except for required travel on the Company’s business; or (v) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this agreement. For the avoidance of doubt, failure to name you permanent Chief Financial Officer shall not be deemed a material diminution in your position authority, duties or responsibilities within the meaning of clause (i) of the above definition, and a reduction in your annual salary as a result of your resuming the role of Controller shall not be deemed a breach of class (ii) of the above definition.

Except as expressly provided above, your employment will continue on the same basic terms as in place prior to the date of this letter, and both parties hereto acknowledge that your employment relationship with the Company remains an “at will” relationship. To acknowledge your agreement with the foregoing, please execute and date this letter in the space provided below and return the executed original to me.

Sincerely,

Kirkland’s Inc.

By:    /s/ Michael Cairnes
Title:    Acting Chief Executive Officer

Agreed on April 16, 2018:

/s/ Nicole Strain
Nicole Strain